Exhibit 99.13.A.4.II

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

May 26, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust”) and, under the dates of November 27, 2020 and November 26, 2019, we reported on the financial statements of XAI Octagon Floating Rate & Alternative Income Term Trust as of and for the years ended September 30, 2020 and 2019. On April 12, 2021, our appointment as independent public accountant was terminated.

We have read the statements made by XAI Octagon Floating Rate & Alternative Income Term Trust included under Item 13(a)(4) of Form N-CSR dated May 26, 2021, and we agree with such statements, except for the following item: we are not in a position to agree or disagree with the Trust’s statement regarding the approval of the change of independent registered public accounting firms and the selection of Cohen & Company by the Trust’s Board of Trustees, including all of the Independent Trustees.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.